STEREOTAXIS™

# Stereotaxis Announces Definitive Agreement to Acquire Robocath

**St. Louis, USA & Rouen, France, April 15, 2026 (Globe Newswire) –** Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today announced that it has entered into a definitive agreement to acquire Robocath, a venture-backed innovator of robotic technologies for interventional cardiology and neurointerventions.

This acquisition significantly strengthens Stereotaxis' position as a leading platform for the full spectrum of endovascular procedures, combining complementary technologies to deliver next-generation fully-integrated robotic solutions for electrophysiology, interventional cardiology and neurointerventions.

"Robocath represents a highly strategic addition to Stereotaxis, amplifying and accelerating our strategy as the leading robotic platform for the broad spectrum of endovascular procedures," said David Fischel, Stereotaxis Chairman and CEO. "By combining our complementary robotic mechanisms, we are creating a uniquely capable platform that expands our reach across interventional medicine. This transaction accelerates our strategy, enhances our technological leadership, provides attractive commercial synergies, opens new avenues for growth, and supports other strategic opportunities being pursued by Stereotaxis."

Robocath, headquartered in Rouen, France, has developed the most advanced mechanical robotic technology for interventional cardiology and neurointerventions. Its flagship R-One+™ system is the only commercially available robotic solution currently available for percutaneous coronary interventions in Europe, with fifteen commercial R-One+ systems installed globally. Robocath is developing a next-generation system, designed to enable simultaneous manipulation of up to five interventional devices. Initial first-in-human procedures were recently successfully completed in France. Robocath's differentiated technologies are supported by a robust intellectual property portfolio.

"For over fifteen years, we have been committed to pioneering the most sophisticated plug-and-play bionic robotic technology for endovascular procedures," said Philippe Bencteux, Robocath Founder and CEO. "Joining Stereotaxis provides the scale, complementary technologies, and strategic alignment needed to accelerate our development and expand our impact. We believe this combination will unlock significant opportunities in rapidly growing markets, which are becoming increasingly receptive to robotics."

The combination of Stereotaxis' magnetic navigation technology and Robocath's mechanical robotic system creates a highly differentiated fully-robotic solution for endovascular surgery. Stereotaxis uses precise computer-controlled magnetic fields to enable unprecedented navigation of the distal tip of interventional devices, while Robocath's platform provides multi-device control at the bedside. There is defined value to each technology on a standalone basis. Together, these technologies offer a powerful and synergistic approach to improving procedural precision, efficiency, and outcomes.

Stereotaxis plans to accelerate the development of Robocath's next generation system and pursue regulatory submissions in the United States and Europe within the next two years. Stereotaxis will enhance Robocath's system with existing proprietary hardware and software embedded within GenesisX, Synchrony and SynX, enabling advanced functionality including operating room integration, automation, and remote procedures. The combined platform will integrate the robotic systems of Robocath and Stereotaxis, to offer a seamless joint solution in interventional cardiology and neurointerventions. Future developments are expected to expand applications into Electrophysiology.

Stereotaxis estimates that Robocath will contribute approximately $2 million in annual revenue during the first year post-acquisition. The acquisition is expected to become breakeven by the third year post-acquisition, supported by commercial and operational synergies. The transaction accelerates Stereotaxis' entry into large and growing interventional markets representing tens of billions of dollars in annual revenue.

The transaction consideration includes an upfront payment of $20 million, and additional contingent payments of up to $25 million tied to regulatory and commercial milestones, including FDA clearance of Robocath's next generation system. Consideration is payable in cash or Stereotaxis common stock, at Stereotaxis' discretion. The acquisition is subject to customary closing conditions and is expected to close in mid-2026. Upon closing, Robocath will operate as a wholly owned subsidiary of Stereotaxis.

"We are delighted to welcome the accomplished Robocath team to Stereotaxis," added David Fischel. "This acquisition is a reflection of our commitment to technological leadership across endovascular robotics, with continued investment in significant innovations that improve access, efficiency, and outcomes of minimally-invasive cardiovascular and neurovascular therapies."

***Conference Call and Webcast***

Stereotaxis will discuss the acquisition and provide an opportunity for Q&A during an investor conference call and webcast today, April 15, 2026, at 9:00 a.m. Eastern Time. To access the conference call, dial 1-800-715-9871 (US and Canada) or 1-646-307-1963 (International) and give the participant pass code 4382524. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

***About Stereotaxis***

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.stereotaxis.com.

***About Robocath***

Founded in 2009 by Philippe Bencteux, MD, Robocath designs, develops and markets smart robotic solutions to treat cardiovascular and neurovascular diseases. Robocath robotic solutions integrate a unique bionic technology that optimizes the safety of robotic-assisted coronary angioplasty. Robocath's robotic solutions are designed to operate with precision and perform accurate movements, creating better interventional conditions. Thanks to their open architecture, they are compatible with market-leading devices and catheter laboratories. Robocath has obtained CE and NMPA certifications for its first robotic solution. Several multicenter clinical studies have been conducted, and a meta-analysis has demonstrated R-One's safety and efficacy as it achieved more than 98% technical procedure success with no major adverse cardiovascular events. Currently R-One is used in Europe and China. Robocath, based in Rouen (France), a world leader in vascular robotics, continues to push the boundaries of interventional cardiology technology by developing smart digital solutions. Its ambition is to guarantee equal access to treatment for vascular emergencies through the development of remote interventions, offering the best care for all.

**Company Contacts:**

David L. Fischel
Chairman and Chief Executive Officer

Kimberly R. Peery
Chief Financial Officer

314-678-6100
Investors@Stereotaxis.com